                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           VARCO INTERNATIONAL, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                           VARCO INTERNATIONAL, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY 16, 1996

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Varco International, Inc. (the "Company") will be held at the Doubletree Hotel, 100 The City Drive, Orange, California, on Thursday, May 16, 1996 at 10:00 a.m., local time, for the following purposes:

  1. To elect eleven directors to serve until the next annual meeting and until their successors are elected and qualified. In connection therewith, the Company's Board of Directors intends to nominate for election George Boyadjieff, Talton R. Embry, Andre R. Horn, Maurice E. Jacques, Jack W. Knowlton,Leo J. Pircher, Walter B. Reinhold, Carroll W. Suggs, Robert A. Teitsworth, Eugene R. White and James D. Woods.

  2. To consider and act upon a proposal to approve certain amendments to the Company's 1990 Stock Option Plan described in the accompanying Proxy Statement.

  3. To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the annual period ending December 31, 1996.

  4. To transact such other business as may properly come before the meeting.

  Holders of Common Stock of record at the close of business on March 20, 1996, will be entitled to vote at the meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                          Donald L. Stichler
                                          Secretary

Orange, California
April 4, 1996

  SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF IT IS MAILED IN THE UNITED STATES.

                           VARCO INTERNATIONAL, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    SOLICITATION AND REVOCATION OF PROXIES

  Your proxy on the enclosed form is solicited by the Board of Directors of Varco International, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on May 16, 1996, and at any adjournment thereof. The cost of this proxy solicitation will be borne by the Company. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to the beneficial owners of the Company's Common Stock. The Company expects to reimburse such parties for their charges and expenses in connection therewith. In addition to solicitation by mail, directors, officers and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, telegraph or personally.

  Any shareholder giving the accompanying proxy has the power to revoke it prior to its exercise by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. A proxy may also be revoked by giving written notice to the Company of the shareholder's death or incapacity prior to the counting of the vote. Giving the accompanying proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting.

  Unless you revoke your proxy or attend the meeting and elect to vote in person, your shares will be voted in accordance with your instructions or, if no choices are specified, will be voted (1) FOR the election as directors of the eleven nominees named below, (2) FOR approval of the proposed amendments to the 1990 Stock Option Plan, and (3) FOR the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 1996. The Board of Directors is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting it is the intention of the proxies named in the enclosed proxy card to vote in accordance with their best judgment on such matters.

  This proxy statement and the accompanying proxy are being mailed to shareholders on or about April 5, 1996. The mailing address of the principal executive offices of the Company is 743 North Eckhoff Street, Orange, California 92668. The Company's telephone number is (714) 978-1900.

                               VOTING AT MEETING

  The close of business on March 20, 1996 has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date the Company had outstanding 30,229,046 shares of Common Stock. The presence, either in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to provide a quorum at the Annual Meeting. Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied but are not considered as having voted for the purposes of determining the outcome of a vote. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of directors, shareholders are entitled to cumulate their votes for candidates if such candidates' names have been placed in nomination prior to the voting and a shareholder has given notice at the Annual Meeting prior to the voting of his or her intention to cumulate votes. If votes for directors may be cumulated, each share has a number of votes equal to the number of directors to be elected, which votes may be cast for one candidate or distributed among two or more candidates. The eleven nominees for director receiving the highest number of votes at the Annual Meeting will be elected. In all matters other than the election of directors, each share has one vote.

                             ELECTION OF DIRECTORS

NOMINEES

  Eleven directors, constituting the entire Board of Directors of the Company, are to be elected at the 1996 Annual Meeting. The persons to be elected as directors at the 1996 Annual Meeting will hold office until the 1997 Annual Meeting and until their successors are elected and qualified.

  The proxies solicited by the Company's Board of Directors will be voted for the election of the nominees named below and votes will be cumulated, if applicable, in such manner as the proxy holders may determine in their discretion, unless and to the extent authority to do so is withheld in the enclosed proxy. If for any reason one or more of the nominees should be unable to serve or refuse to serve as director (an event which the Board of Directors does not anticipate), the persons named in the enclosed proxy will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to do so is included in the proxy.

  Certain information with respect to each nominee is presented below. The Board of Directors recommends shareholders vote FOR the election of each nominee as a director of the Company.

  WALTER B. REINHOLD, Chairman of the Board, has been a director of the Company since 1970. He served as Chief Executive Officer of the Company from 1970 until April 1991, and prior thereto he served as Executive Vice President. He has been employed by the Company since 1949. Mr. Reinhold is a director of Amdahl Corporation and Revco Drug Stores, Inc. Mr. Reinhold received a Bachelor of Arts degree from Stanford University. Age 71.

  GEORGE BOYADJIEFF, a director of the Company since 1976, is the President and Chief Executive Officer of the Company. He has served as President since 1981 and has been Chief Executive Officer since April 1991. Mr. Boyadjieff served as Chief Operating Officer from 1979 until April 1991. Prior to his election as President, he was Senior Vice President--Operations. He has been employed by the Company since 1969.Mr. Boyadjieff is a director of Unit Instruments, Inc. Mr. Boyadjieff received Bachelor of Science and Master of Science degrees from the University of California at Berkeley. Age 57.

  TALTON R. EMBRY, is owner, Chairman and Chief Investment Officer of Magten Asset Management Corporation ("Magten") which he founded in 1978. Mr. Embry is Co-Chairman of the Board of Directors of Revco Drug Stores, Inc. Mr. Embry is also a director of Combined Broadcasting, Capsure Holdings Corp., TSX Corporation, BDK Holdings, Inc. and Thermadyne Holdings Corp. Mr. Embry received a Bachelor of Arts degree from Rutgers University. Mr. Embry served as a director of the Company from May 1986 through August 1986 and from May 1987 until present. Age 49.

  On September 9, 1993, Mr. Embry and Magten, without admitting or denying the allegations in a complaint by the Securities and Exchange Commission (the "Commission"), consented to the entry of judgments enjoining them from violating (and, in the case of Mr. Embry, aiding and abetting violations of) anti-fraud and other provisions of the Securities Exchange Act of 1934, as amended, the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended. The Commission's complaint alleged principally that Mr. Embry failed to advise clients of certain personal trades relevant to the clients' holdings, to obtain certain consents required under applicable law in connection therewith, and to comply with certain reporting requirements. The complaint did not involve the securities of the Company. Mr. Embry made a $1 million payment for the benefit of certain of Magten's clients.

  ANDRE R. HORN, a director of the Company since July, 1987, retired from Joy Manufacturing Co. in 1985 where he served as a director and Chairman of the Board. Mr. Horn was Chairman of the Board of Needham & Co., Inc. ("Needham"), investment bankers, from 1985 until March 31, 1991. He is a director of Western Digital Corporation, GTI Corporation and Remec, Inc. Mr. Horn is a graduate of the University of Paris. Age 67. Member: Audit Committee

  MAURICE E. JACQUES, a director of the Company since 1982, was elected as Vice President of Sales and Marketing of the Company's Varco Drilling Systems Division in May 1989. He served as Vice President of the Company from May 1984 until April 1991. He served as Vice President--Marketing of Varco Oil Tools from 1977 to 1979 and has been employed by the Company since 1975. Mr. Jacques received his Bachelor of Science and Master of Science degrees from the University of California at Berkeley and his Master of Business Administration degree from Loyola University of Chicago. Age 59.

  JACK W. KNOWLTON, a director of the Company since 1975, is the President and owner of The Knowlton Company, which provides consulting services to the oil service industry. From 1987 to 1989 Mr. Knowlton was President and a director of Sub Sea Systems, a manufacturer of underwater camera devices. From 1983 to 1986 Mr. Knowlton was Senior Vice President--Technology and Marketing of Smith International, Inc., prior to which he served as a Group Vice President. Prior to 1977 Mr. Knowlton was President of Martin Decker Company, a subsidiary of Gardner-Denver Company. Mr. Knowlton is a director of The O'Malley Company. Mr. Knowlton received a Bachelor of Science degree from Stanford University. Age 69. Member: Audit Committee; Compensation Committee

  LEO J. PIRCHER, a director of the Company since 1970, has been a member of Pircher, Nichols & Meeks, general counsel for the Company, since November 1983. Mr. Pircher is a graduate of the University of California at Berkeley and the University of California Boalt Hall School of Law. Age 63.

  CARROLL W. SUGGS, a director of the Company since August 1993, is the Chairman of the Board, President and Chief Executive Officer of Petroleum Helicopters, Inc., a provider of helicopter services to companies engaged in offshore oil and gas exploration, development and production. She has been Chairman of the Board of Petroleum Helicopters, Inc. since March 1990 and Chief Executive Officer since July 1992 and was Vice Chairman of the Board from September 1989 to March 1990. Age 57.

  ROBERT A. TEITSWORTH, a director of the Company since 1979, has been an independent oil and gas producer since 1986. From 1983-1986 he was co-owner and Chief Executive Officer of Trio Petroleum Inc. From 1959 to 1983 Mr. Teitsworth was employed by Occidental Oil and Gas Corporation. From 1971 to 1983 he was Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation. During the same period Mr. Teitsworth also served as an Executive Vice President and on the Board of Directors of Occidental Petroleum Corporation. Mr. Teitsworth received Bachelor of Science and Master of Science degrees from Stanford University. Age 65. Member: Audit Committee; Compensation Committee

  EUGENE R. WHITE, a director of the Company since October 1990, retired from Amdahl Corporation in 1994. Mr. White held various positions at Amdahl Corporation. He served as the Vice Chairman of Amdahl Corporation from 1987 to 1994 and he served as Chairman of the Board from 1979 to 1987 and Chief Executive Officer from 1979 to 1983. Mr. White was Deputy Chairman of the Board and was Amdahl's President from 1974 to 1977. He is a director of Antares Alliance Group and Needham & Co. Mr. White received a Bachelor of Science in physics from the University of Maine. Age 64.

  JAMES D. WOODS is the Chairman and Chief Executive Officer of Baker Hughes Incorporated ("Baker Hughes"). He has been CEO since April 1987 and Chairman since January 1989. Baker Hughes is a provider of products and services to the oil, gas and process industries. Mr. Woods serves on the Board of Directors for The Kroger Co. and Wynn's International, Inc. Mr. Woods received a Bachelor of Arts degree from California State University, Fullerton. Mr. Woods served as a director of the Company from October 1988 through May 1990 and from December 1990 until present. Age 64. Member: Compensation Committee

  On September 29, 1988, the Company acquired the BJ Machinery Division from Baker Hughes pursuant to the provisions of an Asset Purchase Agreement dated as of August 10, 1988 (the "Purchase Agreement") between the Company and Baker Hughes. Pursuant to the Purchase Agreement, the Company agreed to use its best efforts to cause a designee of Baker Hughes to be elected to the Company's Board of Directors until the earlier of (i) the date on which the Company shall have paid to Baker Hughes royalty payments, based on sales of a defined group of products, in the aggregate amount of $15,000,000 after discounting each payment back to the closing of the acquisition, applying a discount rate of 12 1/2% (subject to certain exceptions) and (ii) September 29, 1996. If the Company's Board of Directors fails to name Baker Hughes' designee as a nominee for election at any annual meeting of shareholders or the Company's management fails to vote any proxies granting it the power to vote for Baker Hughes' designee, Baker Hughes may increase the applicable rate used in calculating the discounted value of the royalty payments from 12 1/2% to 13%. Mr. Woods is Baker Hughes' designee for election as a director of the Company.

BOARD MEETINGS AND COMMITTEES

  During 1995, the Board of Directors of the Company held a total of five meetings. All directors attended at least 75% of the total number of meetings of the full Board of Directors and of committees of which such directors were members.

  The committees of the Board of Directors are the Audit Committee and the Compensation Committee. Messrs. Horn (chairman), Knowlton and Teitsworth are presently the members of the Audit Committee. The members of the Compensation Committee are Messrs. Woods (chairman), Knowlton and Teitsworth.

  The Audit Committee meets at least annually with the Company's independent auditors and the Company's management to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. Reports of the Audit Committee's findings are made to the Board of Directors. The Audit Committee makes recommendations to the Board of Directors with respect to the scope of the audit conducted by the independent auditors of the Company and the related fees; the accounting principles being applied by the Company in financial reporting; and the adequacy of internal controls. The Audit Committee met two times in 1995.

  The Compensation Committee meets periodically to review the Company's executive compensation policies. The Compensation Committee administers the executive compensation program, makes recommendations to the Board of Directors from time to time concerning the Company's compensation and benefits practices generally, and is the administrator of the Company's employee stock option plans, stock bonus plan, and stock purchase plan. The Compensation Committee met twice in 1995.

  The Company does not have a nominating committee. Nominations for the Board of Directors are made and considered by the Board of Directors as a whole.

DIRECTOR COMPENSATION

  For their services rendered on the Board of Directors, directors other than Messrs. Reinhold, Boyadjieff, and Jacques receive an annual fee of $13,000 plus $2,000 for each meeting of the Board of Directors attended (other than meetings attended by means of telephonic conference equipment) and $500 for each meeting of any Committee of the Board of Directors attended (other than a Committee meeting held in conjunction with a meeting of the Board of Directors and other than Committee meetings attended by means of telephonic conference equipment).

  On August 11, 1994 (the "Approval Date"), the Board of Directors of the Company adopted the 1994 Directors' Stock Option Plan (the "Directors' Plan"), and on May 18, 1995, the Directors' Plan was approved by the shareholders of the Company. The Directors' Plan provides for the automatic grant of "initial" options and "annual" options. Initial options were granted to each non-employee director on the Approval Date and will be granted to each subsequently-elected non-employee director on the date of his or her initial election as a director. Annual options will be granted to each non-employee director on the second Thursday of August in each year through 2003. Each option granted under the Directors' Plan (1) is for 5,000 shares of the Company's Common Stock; (2) has a per share exercise price equal to the fair market value of the Company's Common

Stock on the date of grant; (3) generally becomes exercisable in two equal annual installments on the first and second anniversaries of the date of grant; and (4) is for a term of 10 years, subject to earlier termination in accordance with the terms of the Directors' Plan. Pursuant to the Directors' Plan, each current non-employee director was granted an option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $10.75 on August 10, 1995.

  On August 2, 1994, the Board of Directors approved the Director Savings Plan (the "Director Savings Plan"), which is designed to provide supplemental retirement income benefits to the Company's non-employee directors by enabling participants to defer up to 100% of their annual fee and meeting fees. Participants in the Director Savings Plan may also participate in the Company's "split-dollar" life insurance program pursuant to which the Company will purchase a life insurance policy for a premium equal to the amounts deferred plus any additional amount required to provide a minimum death benefit. Amounts payable to a participant under the Director Savings Plan are offset by any benefits paid under the participant's life insurance policy. In addition to providing death benefits, the life insurance policies are intended to provide security for the payment of benefits under the Director Savings Plan (a) in the event of (1) the termination of a director's service on the Board of Directors (including a failure to renominate a director for election) where such director has indicated his or her willingness to serve and the termination is not the result of his or her removal for cause or (2) a termination by a director of his or her service on the Board within three years after a "Change in Control" and following a reduction in directors' fees not agreed to by such director; (b) at the participant's election upon two years' advance notice; or (c) in the event of the disability of a director. A Change in Control occurs in the event (1) any person or group becomes the beneficial owner of more than 20% of the Company's Common Stock; (2) a change within a two-year period in a majority of the Board of Directors without the approval of two-thirds of the directors; (3) certain mergers of the Company;
(4) the sale or other disposition of substantially all of the Company's assets; or (5) the liquidation or dissolution of the Company. Due to the reduction in the number of outstanding shares of the Company's Common Stock as a result of the completion in April of 1995 of the Company's "Dutch auction" type tender offer (the "Tender Offer") pursuant to which the Company purchased 3,150,560 shares of its Common Stock, Baker Hughes became the owner of more than 20% of the Company's Common Stock, which resulted in a Change in Control under the "split-dollar" life insurance program.

COMPLIANCE WITH THE SECURITIES EXCHANGE ACT

  The Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on Company records and written representations from the Company's executive officers and directors, the Company believes that all such filing requirements applicable to its directors and executive officers during 1995 were complied with except that Robert A. Teitsworth, a director of the Company, filed one late report reporting one transaction; Roger D. Morgan, an executive officer of the Company, failed to file one report reporting two transactions; Maurice E. Jacques, a director of the Company, failed to file one report reporting one transaction; and Marshall G. Bailey, an executive officer of the Company, filed one late initial report of no beneficial ownership of the Company's securities.

                   BENEFICIAL OWNERSHIP OF VARCO SECURITIES

  The following table sets forth the beneficial ownership of Varco's Common Stock by the beneficial owners of more than 5% percent thereof, by each director of Varco, by certain executive officers and by all directors and executive officers of Varco as a group, as of March 1, 1996. Except as indicated in the table, there is no person known to the Company who owns beneficially 5% or more of Varco's Common Stock.

                                              AMOUNT AND NATURE
                                                OF BENEFICIAL        PERCENT OF
         NAME OF BENEFICIAL OWNER(A)             OWNERSHIP(B)          CLASS
         ---------------------------          -----------------      ----------
George Boyadjieff............................       341,347(c)           1.1%
Talton R. Embry..............................        12,600(d)             *
Robert J. Gondek.............................        37,151(e)             *
Andre R. Horn................................        13,500(d)             *
Maurice E. Jacques...........................        41,272(f)             *
Richard A. Kertson...........................        74,559(g)             *
Jack W. Knowlton.............................        16,400(h)             *
Roger D. Morgan..............................        31,594(i)             *
Leo J. Pircher...............................       355,448(h)(j)(k)     1.2%
Walter B. Reinhold...........................     1,118,167(k)(l)        3.7%
Carroll W. Suggs.............................         3,000(h)             *
Robert A. Teitsworth.........................        13,500(h)             *
Eugene R. White..............................        27,500(m)             *
James D. Woods...............................     6,357,541(h)(n)       21.0%
Baker Hughes Incorporated....................     6,346,041             21.0%
FMR Corp. ...................................     1,674,400(o)           5.5%
All Directors and Executive Officers as a
 Group.......................................     8,480,170(p)          27.6%

- --------
* Less than 1% of the shares of Common Stock outstanding on March 1, 1996.

(a) The address of each individual named in the table is c/o the Company, 743 North Eckhoff Street, Orange, California 92668. The address of Baker Hughes Incorporated ("Baker Hughes") is 3900 Essex Lane, Suite 1200, Houston, Texas 77210. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. All individuals named in the table are directors or executive officers of the Company.

(b) The named beneficial owners have sole voting and investment power with respect to the listed shares except as otherwise indicated in the footnotes below.

(c) Includes 224,000 shares issuable upon exercise of options. Also includes 400 shares held for the benefit of Mr. Boyadjieff's children; Mr. Boyadjieff disclaims beneficial ownership of such shares.

(d) Includes 7,500 shares issuable upon exercise of options.

(e) Includes 30,000 shares issuable upon exercise of options.

(f) Includes 19,400 shares issuable upon exercise of options.

(g) Includes 56,706 shares issuable upon exercise of options.

(h) Includes 2,500 shares issuable upon exercise of options.

(i) Includes 30,353 shares issuable upon exercise of options.

(j) Includes 269,248 shares held by trusts of which Mr. Pircher is the sole trustee and has sole voting and investment power. Mr. Pircher disclaims beneficial ownership of such shares.

(k) Includes 78,400 shares held by a trust of which Mr. Pircher and Mr. Reinhold are trustees and share voting and investment power. Messrs. Pircher and Reinhold disclaim beneficial ownership of such shares.

(l) Includes 200 shares Mr. Reinhold owns jointly with his spouse, with respect to which he shares voting and investment power with his spouse. Also includes 45,020 additional shares, all owned by Mr. Reinhold's spouse, with respect to which Mr. Reinhold shares voting and investment power and disclaims beneficial ownership. Does not include 58,292 shares with respect to which Mr. Reinhold's spouse acts as custodian and with respect to which she has sole voting and investment power and Mr. Reinhold disclaims beneficial ownership.

(m) Includes 7,500 shares issuable upon exercise of options and 20,000 shares held by a trust of which Mr. White and his spouse are trustees and share voting and investment power.

(n) Includes the 6,346,041 shares owned by Baker Hughes with respect to which Mr. Woods shares voting and investment power and disclaims beneficial interest.

(o) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,538,900 shares as a result of acting as investment adviser to various registered investment companies (the "Funds") and as sub-adviser to Fidelity American Special Situations Trust ("FASST"). The investment adviser of FASST is a wholly-owned subsidiary of Fidelity International Limited ("FIL"). Edward C. Johnson 3d, FMR Corp. and the Funds each has sole power to dispose of the 1,531,000 shares owned by the Funds, and FIL, FMR Corp. and FASST each has sole power to vote and to dispose of the 7,600 shares held by FASST. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 135,500 shares as a result of serving as investment manager of certain institutional accounts. Mr. Johnson and FMR Corp. each has sole voting and dispositive power over the 135,500 shares owned by such institutional accounts. The foregoing information is taken from a Schedule 13G, dated February 14, 1996, filed by FMR Corp. with the SEC.

(p) Includes 483,332 shares issuable upon exercise of options by eight executive officers and eight directors of the Company.

  Walter B. Reinhold, Baldwin Reinhold, Jr., the estate of Charlotte Reinhold Lorenz, deceased, and Baldwin T. Reinhold, the son of Baldwin Reinhold, Jr., are parties to an Agreement dated as of June 11, 1981 (the "Shareholders' Agreement") imposing certain restrictions on transfers of shares of Common Stock owned by them at the time the Shareholders' Agreement became effective and any additional voting securities of the Company issued with respect thereto by way of stock dividend, stock split or other distribution. Specifically, the Shareholders' Agreement prohibits any transfer except (1) any transfer pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), (2) the sale by any party of not more than 20,000 shares (adjusted to reflect any stock dividends, stock splits or reverse stock splits) during any 12-month period pursuant to Rule 144 promulgated under the Securities Act, (3) inter vivos gifts provided that the aggregate value given by any party to any one person during any 12-month period does not exceed $50,000 ($500,000 in the case of direct or indirect gifts to a member of the donor's family or the donor's former spouse), (4) bequests or inter vivos gifts, direct or indirect, to charitable institutions provided that the aggregate value given by any party to charitable institutions during any 12-month period does not exceed $2,000,000, (5) transfers by will or the laws of descent and distribution, or (6) transfers with the written consent of the holders of 80% of the shares then subject to the Shareholders' Agreement. Any transferee under clause (3) or (6) above must agree to be bound by the provisions of the Shareholders' Agreement restricting transfers unless, in the case of any transfer under clause (6), otherwise agreed by the parties approving such transfer, and any transferee under clause(5) above other than a charitable institution is deemed to be bound by such provisions.

  Unless sooner terminated by the parties, the foregoing restrictions terminate on May 22, 1996. Approximately 3,200,000 shares of Common Stock, or 10.6% of the shares outstanding at March 1, 1996, are currently subject to the Shareholders' Agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's overall compensation and benefit programs, and for administering the compensation of its executive officers.

  The objective of the Company's executive compensation program is to attract, motivate and retain executive officers by ensuring that appropriate total compensation is paid for positions of equivalent responsibility compared to its peer companies. Peer company compensation practices are determined from surveys conducted specifically for the Company as well as published studies. Principal among the former is a survey of approximately 50 industrial companies having revenue and market capitalization similar to that of the Company ("Comparable Company" survey). Published surveys considered are mainly those specifically covering the oilfield services industry and include a number of companies having a market capitalization substantially larger than the Company. The Peer Group used for comparative purposes in the Stock Performance Graph is Standard & Poors industry group 395, Oil Well Equipment and Services. The companies included in that index are all much larger than the Company, and are not part of the Comparable Company survey.

  Compensation for executive officers consists of three components: base salary, incentive compensation and stock options.

SALARY

  Salaries of executive officers other than the Chairman and the Chief Executive Officer are based upon the Salary Grade to which their position is assigned, and such factors as experience, qualifications, and individual performance. Salary ranges for each Salary Grade are primarily based on similar positions in Comparable Companies and are reviewed annually. The midpoint of each Salary Grade is targeted at approximately the 75th percentile of the Comparable Company sample. Rather than using a Salary Grade, the CEO's salary is compared to the actual salaries of CEO's in the Comparable Company group as well as other oilfield service companies. The CEO's salary is targeted at approximately the 75th percentile of the Comparable Company group, and is more subjectively compared to his peers in other oilfield service companies. The salary of the Chairman has not been increased since 1992, as he no longer serves as Chief Executive Officer of the Company.

  The actual salary for each executive officer is established by the Compensation Committee, considering the relative position of his/her current salary within the range for the Salary Grade, and the executive's performance rating. That performance rating is a subjective evaluation, taking into account such factors as: financial performance of the business unit for which the executive is responsible (as measured principally by Operating Profit and Operating Profit Return on Average Net Assets Employed, in each case as compared to the Annual Financial Plan), achievement of that unit's annual goals, attainment of the executive's personal goals, and his/her overall contribution to the Company's performance.

  For executive officers other than the Chairman and the CEO, 1995 base salaries averaged 103.8% of the applicable Salary Grade midpoint, with a low of 91.4% and a high of 114.2%.

INCENTIVE COMPENSATION

  The purpose of the Company's Management Incentive Bonus Plan is to provide incentive compensation in the form of cash and stock bonuses to those employees who have a substantial impact on financial performance, for the achievement of above average financial results. The plan includes executive officers, managers and other selected key employees. Division participants' cash incentive bonuses are based on Division financial performance, and Corporate management's cash incentive bonuses are based on overall Company financial results.

  The general criteria for measuring financial performance are profitability and return on investment. At the consolidated total Company level the specific criteria are Earnings Per Share and Cash Flow Return on Average Net Investment. At the Division level they are Operating Profit and Operating Profit Return on Average Net Assets Employed. For 1995 profitability measures and return on investment measures carried equal weighting.

  At the beginning of each year, the Compensation Committee establishes, for each Division as well as the overall Company, a series of performance levels for each financial performance criteria. These performance levels are based primarily on the Annual Financial Plan, also taking into account previous financial results, industry and market conditions, and long-term financial goals.

  The Compensation Committee also establishes bonus percentages at each performance level for every Salary Grade. In establishing this percentage the Committee considers the total potential bonus payout at each performance level, in relation to the associated pre-tax income amount, also taking into account the bonus-to-salary relationship in the Comparable Company survey. For 1995, bonus percentages at the "target" or mid-range performance level were approximately 60 per cent of the average cash bonus among Comparable Companies. No bonus is payable unless a minimum financial performance level is achieved.

  An individual participant's potential bonus is calculated by multiplying his/her annual salary by the bonus percentage for his/her Salary Grade at the performance level achieved. This potential bonus may be adjusted based on superior individual performance and contribution, subject to a maximum increase of 25%.

  For 1995 one Division was at and one Division was slightly above its "target" performance level, and eligible employees received cash bonuses averaging approximately those payable at the target level. Three Divisions fell short of the target performance level, and eligible employees received cash bonuses 10-50% below the amount available at the target performance level. The overall Company performance was slightly below the target level, and Corporate Officers' cash bonuses averaged approximately 10 per cent below the target amount. No discretionary adjustments to executive officer bonuses were made for 1995.

  The Compensation Committee administers the Company's Stock Bonus Plan and is authorized to provide additional compensation to executive officers and other key employees in the form of awards of Common Stock ("Stock Awards"). Such Stock Awards are generally granted to all participants in the Management Incentive Bonus Plan based upon overall Company financial performance, i.e. Earnings Per Share and Cash Flow Return on Average Net Investment. For 1995, the Compensation Committee granted Stock Awards to each participant in the Management Incentive Bonus Plan with a value (based on the $10.25 mean between the high and low sales prices of the Company's Common Stock on the date of grant) equal to one-third of the Management Incentive Plan bonus amount associated with such individual's Salary Grade at the overall Company performance level actually achieved.

STOCK OPTIONS

  The Company's 1990 Stock Option Plan is intended to encourage key employees of the Company to continue in the employment of the Company and to contribute to its growth and success by providing such employees a favorable opportunity to participate in the ownership of the Company by acquiring its Common Stock. The Stock Option Plan permits the granting of incentive stock options, non-statutory stock options and stock appreciation rights. The Compensation Committee is authorized to designate the optionees, to determine the number of shares for each optionee, and to fix the exercise price (which may not be less than the fair market value at the date of grant), the term and the vesting schedule.

  Stock Options are generally granted annually, and generally are extended from executive management through supervisory and senior professional levels. The total pool of shares to be granted is determined by the Compensation Committee after considering the number of shares available under the Stock Option Plan and the current market price. In 1995 the number of shares granted to each executive officer was determined based upon the aggregate current market value of such shares, expressed as a percentage of the individual executive officer's 1994 base salary. The market value of option shares so determined ranged from 50 to 75 per cent of base salary. For non-executives shares are allocated among participants based upon each optionee's salary grade. A limited number of subjective adjustments are made to reflect significant variations in individual contribution and performance. The total dollar value (based on current market value as well as on an option pricing model) of options granted to each executive officer, expressed as a percentage of annual salary, is evaluated against the compensation practices of the Comparable Company sample. The value of awards to executive officers, expressed as a percentage of base salary, are typically below the average of that group.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

  Consistent with all other executive officers, the CEO's 1995 compensation was based on a combination of individual performance and overall Company performance. Mr. Boyadjieff's total compensation includes base salary, incentive compensation and stock options.

  Mr. Boyadjieff's salary for fiscal 1994 was $415,000 His salary was increased to $460,000 effective January 2, 1995. In establishing this level, the Committee took into consideration the fact that Mr. Boyadjieff's 1994 salary was slightly below the 75th percentile of salaries for CEO's in the Comparable Company sample. Additionally, the Committee considered the actual salaries of the Chief Executive Officers of other public companies in the oilfield services industry of comparable size to the Company.

  The Compensation Committee considers Mr. Boyadjieff's leadership to be instrumental to the past and continued success of the Company. They also take note of his recognition within the industry as a leading authority on the application and development of new technology to drilling equipment, and his role as chief technical officer for the Company.

  Based on the criteria established for the Management Incentive Bonus Plan and the Company's 1995 financial performance, Mr. Boyadjieff was eligible for a cash bonus equivalent to 27% of his 1995 base salary. Since the Company's financial performance was slightly below the "target" level, this bonus amount was approximately 10% below the amount available at the "target" performance level. In accordance with the awards described above, Mr. Boyadjieff also received a Stock Bonus having a value equal to one-third of the base bonus amount. For fiscal 1994 Mr. Boyadjieff received an incentive bonus equal to 33% of his base salary. In each of 1994 and 1995 Mr. Boyadjieff's cash bonus, expressed as a per cent of base salary, was below the average of bonuses granted to CEO's of the Comparable Companies.

  Mr. Boyadjieff was granted options to purchase 50,000 shares of Common Stock in 1995. The current market value of such shares at the date of grant was approximately 75 per cent of his 1994 base salary. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant and have a term of ten years with a five-year vesting schedule. Using an option pricing model, the value of these options, expressed as a percent of base salary, was between the 25th and 50th percentile of CEO's in the Comparable Company group.

CONCLUSION

  The Compensation Committee believes that the Company's executive compensation programs are effective in attracting, motivating and retaining outstanding executives and that they are consistent with the long-term interests of the Company and its shareholders.

                                          The Compensation Committee

                                                James D. Woods, Chairman
                                                Jack W. Knowlton
                                                Robert A. Teitsworth

                            EXECUTIVE COMPENSATION

COMPENSATION AND STOCK OPTION INFORMATION

  The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and its four other highest paid executive officers for the years indicated. Two additional tables provide detailed information about these employees' stock options.

                          SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                                                   COMPENSATION
                                                   ------------
                                     ANNUAL
                               COMPENSATION(A)(B)     AWARDS
                               ------------------- ------------
                                                    SECURITIES
NAME AND PRINCIPAL                                  UNDERLYING     ALL OTHER
POSITION                  YEAR  SALARY   BONUS(C)    OPTIONS    COMPENSATION(D)
- ------------------        ---- --------- --------- ------------ ---------------
George Boyadjieff........ 1995 $ 460,000 $ 165,559    50,000        $4,916
 Chief Executive Officer  1994 $ 415,000 $ 182,595    30,000        $4,185
                          1993 $ 380,000 $ 146,860    30,000        $5,520
Walter B. Reinhold....... 1995 $ 250,000 $  89,978                  $4,181
 Chairman                 1994 $ 250,000 $ 109,995                  $3,976
                          1993 $ 250,000 $  90,000                  $5,520
Richard A. Kertson....... 1995 $ 225,000 $  59,985    23,529        $5,655
 Vice President-Finance
  and Chief               1994 $ 200,000 $  64,001    15,000        $4,417
 Financial Officer        1993 $ 180,000 $  48,000    15,000        $4,244
Roger D. Morgan.......... 1995 $ 200,000 $  29,867    21,765        $4,349
 Vice President and Pres-
  ident-Varco             1994 $ 185,000 $  64,136    15,000        $3,976
 Drilling Systems Divi-
  sion                    1993 $ 170,000 $  51,560    15,000        $4,032
Robert J. Gondek......... 1995 $ 195,000 $  41,600    20,000        $4,181
 Vice President and Pres-
  ident-Martin            1994 $ 175,000 $  60,666    15,000        $3,976
 Decker/TOTCO Instrumen-
  tation Division         1993 $ 160,000 $  37,325    15,000        $3,622

- --------
(a) Perquisites are excluded as their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10% of salary plus bonus.
(b) In August of 1994 the Company adopted a deferred compensation plan (the "Executive Management Savings Plan") whereby officers of the Company and its subsidiaries can defer up to 50% of their salary and 100% of their bonus. Mr. Boyadjieff deferred $20,000 of his 1995 bonus; Mr. Kertson deferred $45,000 of his 1995 bonus; and Mr. Morgan deferred $5,290 of his 1995 salary. Amounts reported include the deferred amounts.
(c) Consists of cash bonuses under the Management Incentive Bonus Plan and the fair market value at the date of award of Common Stock awarded under the Stock Bonus Plan. The cash bonuses and stock awards were paid in the first quarter of the subsequent year for services rendered in the year indicated.
(d) For 1994 and 1995 such amounts represent allocations (including the Company's contribution and forfeitures) pursuant to the Profit Sharing Retirement Plan and the dollar value of the benefit from premiums paid on "split-dollar" life insurance policies. For 1993 such amounts represent allocations (including the Company's contribution and forfeitures) pursuant to the Profit Sharing Retirement Plan. With the exception of Mr. Reinhold, all individuals named above are also participants in the Supplemental Executive Retirement Plan (the "Supplemental Plan"), which provides for retirement, death and disability benefits. The Supplemental Plan provides for a total benefit (the "normal retirement benefit"), which vests at the rate of 10% per year of service, is fully vested upon death, and is prorated in the event of early retirement but not in the event of disability. The normal retirement benefit is payable in 120 equal monthly installments commencing upon the earlier of retirement or death or, in the case of disability or early retirement, generally commencing at age 65. In the event of a change in ownership of the Company, as defined in the Internal Revenue Service regulations for "golden parachute payments", benefits become fully vested subject to the limitation that the increase in benefits may not be greater than three times the participant's salary. At December 31, 1995, the normal retirement benefits for the named participants were as follows: Mr. Boyadjieff, $1,237,500; Mr. Morgan, $650,000; Mr. Kertson, $575,000; and Mr. Gondek, $530,000. With the exception of Mr. Gondek, whose vested normal retirement benefit was $265,000, all of the foregoing individuals were fully vested at December 31, 1995. The Supplemental Plan is unfunded.

  On August 12, 1994, the Board of Directors approved the Executive Management Savings Plan (the "Executive Savings Plan"), which is designed to provide supplemental retirement income benefits to the Company's executive and divisional officers by enabling participants to defer up to 50% of their salary and up to 100% of their bonuses. Participants in the Executive Savings Plan may also participate in the Company's "split-dollar" life insurance program pursuant to which the Company will purchase a life insurance policy for a premium equal to the amounts deferred plus any additional amount required to provide a minimum death benefit. Amounts payable to a participant under the Executive Savings Plan are offset by any benefits paid under the participant's life insurance policy. In addition to providing death benefits, the life insurance policies are intended to provide security for the payment of benefits under the Executive Savings Plan (a) in the event that (1) the participant's employment is terminated without cause or (2) the participant terminates his or her employment for "Good Reason" within three years following a "Change in Control"; (b) at the participant's election upon two years' advance notice; or
(c) in the event of the participant's disability. "Good Reason" is defined as one of the following events without the participant's consent: (a) a significant adverse change in the participant's position or a change of more than 50 miles in the participant's business location; (b) a reduction in the participant's base salary; or (c) the elimination or reduction of benefit plans by the Company without providing substitutes therefor. The term Change in Control has the same definition as under the Director Savings Plan described above under the caption "Director Compensation." Due to the reduction in the number of outstanding shares of the Company's Common Stock as a result of the completion of the Tender Offer, Baker Hughes became the owner of more than 20% of the Company's Common Stock, which resulted in a Change in Control under the "split-dollar" life insurance program.

                             OPTION GRANTS IN 1995

                                      INDIVIDUAL GRANTS
                         --------------------------------------------
                                                                      POTENTIAL REALIZABLE VALUE
                         NUMBER OF                                         AT ASSUMED ANNUAL
                         SECURITIES  % OF TOTAL                          RATES OF STOCK PRICE
                         UNDERLYING   OPTIONS                                APPRECIATION
                          OPTIONS     GRANTED    EXERCISE                 FOR OPTION TERM (C)
                          GRANTED   TO EMPLOYEES   PRICE   EXPIRATION ---------------------------
                            (A)      IN 1995(B)  PER SHARE    DATE         5%            10%
                         ---------- ------------ --------- ---------- ------------- -------------
G. Boyadjieff...........   50,000      17.26%     $6.375    2/14/05   $     200,813 $     506,813
R. Kertson..............   23,529       8.12%     $6.375    2/14/05          94,498       238,496
R. Morgan...............   21,765       7.51%     $6.375    2/14/05          87,414       220,615
R. Gondek...............   20,000       6.90%     $6.375    2/14/05          80,325       202,725

                                                          ASSUMED PRICE
                                                          APPRECIATION
                                                    --------------------------
                                                         5%            10%
                                                    ------------  ------------
Assumed price per share at 2/14/2005............... $      10.39  $      16.51
Gain on one share valued at $6.375 at 2/14/1995.... $       4.02  $      10.14
Gain on all shares (based on 30,223,796 shares
 outstanding at 3/1/96)............................ $121,386,321  $306,355,952
Gain for all 1995 optionees (based on 289,657
 options).......................................... $  1,163,335  $  2,936,036
Optionee gain as a percentage of total shareholder
 gain..............................................         0.96%         0.96%

- --------
(a) All options were granted pursuant to the 1990 Stock Option Plan and have a term of 10 years. The exercise price of the options is the mean between the high and low sales prices of the Company's Common Stock as reported on the New York Stock Exchange Consolidated Transactions Tape on the date of grant. The options are incentive stock options subject to the limitation on amount set forth in Section 422 of the Internal Revenue Code of 1986, as amended. The options become exercisable in five equal annual installments of 20% commencing one year after the date of grant. Options terminate upon termination of employment other than by death or retirement. In the event of death, the options may be exercised by the employee's personal representative for a period of up to 12 months to the extent vested at the time of death. In the event of normal retirement, the options become fully vested and are exercisable for a period of up to three months following retirement.

(b) The total number of options granted in 1995 was 289,657.

(c) Represents aggregate appreciation of 63% and 159% for assumed annual rates of appreciation of 5% and 10%, respectively, compounded annually for the ten-year option term.

                      AGGREGATED OPTION EXERCISES IN 1995
                        AND 1995 YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                    OPTIONS            IN-THE-MONEY OPTIONS
                                             AT DECEMBER 31, 1995     AT DECEMBER 31, 1995 (A)
                                           ------------------------- -------------------------
                          SHARES
                         ACQUIRED
                            ON     VALUE
          NAME           EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------- -------- ----------- ------------- ----------- -------------
G. Boyadjieff...........       0             194,000      106,000    $1,466,629    $643,076
R. Kertson..............       0              42,000       51,529       292,792     312,896
R. Morgan...............  26,000  $186,972    16,000       49,765        82,320     292,163
R. Gondek...............   6,000  $ 38,622    16,000       48,000        82,320     302,532

- --------
(a)Represents the closing price for Varco Common Stock on December 31, 1995 of $12.25 less the exercise price for all exercisable and unexercisable options for which the exercise price is less than such closing price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are James D. Woods, Jack W. Knowlton and Robert A. Teitsworth, none of whom is an officer or employee of the Company or any of its subsidiaries.

  During 1995, no executive officer of the Company served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

                         STOCK PERFORMANCE INFORMATION

  The following graph presents the cumulative, five-year total return for Varco Common Stock compared with the S&P 500 Stock Index and a peer group of companies index. The Company uses the S&P Oil Equipment and Service Index for its peer group of companies index.

  The graph assumes that the value of the investment in Varco Common Stock, the S&P 500 Stock Index and the peer group of companies index each was $100 on December 31, 1990 and that all dividends were reinvested.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

                        AMONG VARCO INTERNATIONAL, INC.

                       S&P 500 INDEX AND S&P GROUP INDEX

                                    [GRAPH]

DECEMBER 31,                        1990  1991    1992    1993    1994    1995
- ------------                        ---- ------- ------- ------- ------- -------
Varco International................ $100 $ 68.12 $ 53.62 $ 69.57 $ 72.46 $142.03
S & P 500..........................  100  130.48  140.46  154.62  156.66  215.54
Peer Group(1)......................  100   94.09   92.41  100.33   92.19  127.72

- --------
(1) The Peer Group is the S&P industry group 395, oil well equipment and services group. The companies included in the SP Group Index are all much larger than the Company, and accordingly did not constitute significant factors in the compensation surveys considered by the Compensation Committee.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  The Company's facilities in Orange, California are leased under two leases, each of which includes certain officers, directors and shareholders of the Company as lessors. One lease is a net ground lease (as amended, the "Plant Lease"), which covers approximately nine acres on which the Company's warehousing and manufacturing facilities are located, and the other lease is a net lease (the "Office Lease") which covers an office building (the "Office Facility") containing approximately 36,000 square feet.

  The lessors under the Plant Lease are Walter B. Reinhold; G. J. Becker and Ruth M. Becker, trustees of The G. J. Becker Family Trust; Howard P. Lorenz, executor of the estate of Charlotte Lorenz, deceased; B. Reinhold Jr., and Mary E. Reinhold, trustees of The Reinhold Trust; Howard P. Lorenz, trustee of The Charlotte L. Tedhams Irrevocable Trust; and Leo J. Pircher. The lessors under the Office Lease are Walter B. Reinhold; G. J. Becker and Ruth Becker, trustees of The G. J. Becker Family Trust; Howard P. Lorenz, executor of the estate of Charlotte Lorenz, deceased; Baldwin T. Reinhold and Carol Anne Reinhold, trustees of The Reinhold Family Trust and Leo J. Pircher. The land subject to the Plant Lease was acquired in March 1975 for approximately $446,000 and leased to Varco on March 7, 1975.

  The term of the Plant Lease expires December 31, 2012, and the Plant Lease provides for an upward (but not downward) adjustment of rental based on fair rental value in the years 1982, 1987, 1992, and 2002. The rent under the Plant Lease is currently $40,000 per month, as adjusted in 1987; no adjustment was required in 1992. In addition to rent, the Company is obligated to pay real estate taxes, insurance and other expenses. The Company has the right to purchase the property covered by the Plant Lease from the lessors each year during the term of such Lease at the greater of the original cost of the property to the lessors or the fair market value at the time of exercise as agreed upon by the Company and the lessors or, if they fail to agree, as determined by an independent appraisal.

  The land and office building subject to the Office Lease were purchased by the lessors thereunder and leased to the Company effective September 29, 1988. The purchase price for such property was approximately $2,000,000. In addition, such lessors paid the amount of $560,000 to the Company representing the estimated cost of tenant improvements required by the Company.

  In order to accommodate the Company's requirement for an expansion of the Office Facility by approximately 10,000 square feet (the "Expansion"), the Office Lease was amended in January 1996 (the "Office Lease Amendment"). Pursuant to the Office Lease Amendment, the Office Lease was amended to (1) extend the termination date from December 31, 1998 to December 31, 2005 and
(2) increase the monthly rental from approximately $24,000 to approximately $29,000. The lessors under the Office Lease contributed $625,000 for the Expansion, which approximated its cost. In connection with the Office Lease Amendment and related matters, the Company paid legal fees of the lessors under the Office Lease of approximately $83,000.

  The rent under the Office Lease is subject to adjustment on May 1, 1996, November 1, 1998, May 1, 2001 and November 1, 2003, based on any increase in the consumer price index, subject to a minimum increase of 3% per annum and a maximum increase of 7% per annum. The Company is also obligated to pay real estate taxes, insurance and other expenses.

  The Company has an option to extend the Office Lease for 60 months at a monthly rental equal to 95% of fair market rent (but not less than the then current monthly rental) at the commencement of the option period. The monthly rental during the option period is subject to adjustment during the 30th month of the option period based on any increase in the consumer price index and subject to the same minimum and maximum as applicable during the primary term of the Office Lease.

  Management believes that the terms of both the Plant Lease and the Office Lease are reasonable and no less favorable to the Company than the terms which it would have been able to obtain if the respective properties subject thereto had been leased from unrelated parties.

  Leo J. Pircher is a member of Pircher, Nichols & Meeks, general counsel for the Company. The fees paid by the Company to Pircher, Nichols & Meeks for 1995 did not exceed 5% of such firm's 1995 gross revenues.

                      AMENDMENT OF 1990 STOCK OPTION PLAN

INTRODUCTION

  The 1990 Stock Option Plan (the "1990 Plan") was adopted by the Board of Directors and approved by the shareholders of the Company in 1990. The 1990 Plan provides for the grant of incentive stock options ("ISO's") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options which are not intended to be ISO's ("Nonstatutory Options") and stock appreciation rights ("SAR's"). The closing price of the Company's Common Stock, as reported on the New York Stock Exchange Consolidated Transactions Tape on March 29, 1996, was $12.125.

  On February 13, 1996, the 1990 Plan was amended by the Board of Directors
(1) to increase the number of shares subject to the 1990 Plan from 1,000,000 to 3,000,000, (2) to eliminate the provisions of the 1990 Plan which limit the number of shares of Common Stock with respect to which options may be granted to any one individual during any five-year period to 150,000 shares and (3) to make a clarifying change to Section 6(c)J of the 1990 Plan to conform with the limitations on ISO's contained in Section 422 of the Code (the "Proposed Amendments"). Immediately prior to the adoption of the Proposed Amendments, the number of shares available for the grant of options under the 1990 Plan was 20,193.

  The purpose of the first amendment to the 1990 Plan is to make additional shares available for the grant of options or SAR's under the 1990 Plan, and the purpose of the second amendment to the 1990 Plan is to give the Compensation Committee additional flexibility in granting options to individuals under the 1990 Plan. The purpose of the third amendment is to conform the 1990 Plan limitation on amount of ISO's to the provisions of
Section 422 of the Code. The purpose of the 1990 Plan is to promote the interests of the Company and its subsidiaries by providing key employees with a favorable opportunity to acquire Common Stock of the Company and to participate in its appreciation and in the overall growth and success of the Company, thereby encouraging them to continue in the employ of the Company and to contribute to its success.

  On February 12, 1996, the Compensation Committee granted options to the following individuals and groups for the number of shares indicated:

                                                                        NUMBER
                                                                          OF
                       NAME AND PRINCIPAL POSITION                      SHARES
                       ---------------------------                      -------
   George Boyadjieff, Chief Executive Officer..........................  67,317
   Richard A. Kertson, Vice President--Finance and Chief Financial
    Officer............................................................  21,951
   Roger D. Morgan, Vice President and President--Varco Drilling
    Systems Division...................................................  19,512
   Robert J. Gondek, Vice President and President--Martin Decker/TOTCO
    Instrumentation Division...........................................  19,024
   Michael W. Sutherlin, Vice President and President--Varco BJ Oil
    Tools..............................................................  18,048
   All current executive officers as a group........................... 183,709
   All employees, including non-executive officers, as a group......... 330,709

All such options (1) have a term of ten years, (2) have an exercise price of $10.25 per share, which is equal to the mean between the high and low sales prices of the Company's Common Stock as reported on the New York Stock Exchange Consolidated Transactions Tape on the date of grant, (3) are ISO's, subject to the limitation on amount set forth in Section 422 of the Code and
(4) become exercisable cumulatively over five years, commencing one year after the date of grant, in an amount equal to the greater of 20% or 200 shares.

  Due to the facts that (a) the number of option shares granted to Mr. Boyadjieff, together with the options granted to him over the prior four years would exceed the limitation on the number of option shares which may be granted to any one individual during any five-year period and (b) the aggregate number of option shares, together with prior option grants under the 1990 Plan, would exceed the maximum number of shares available under the 1990 Plan, all such grants were made subject to shareholder approval of the Proposed Amendments. If approval is not obtained, all such options will be void.

  The vote required for approval of the Proposed Amendments is the affirmative vote of a majority of the shares of the Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED
                                  AMENDMENTS.

PRINCIPAL TERMS OF THE 1990 PLAN

  The principal terms of the 1990 Plan, as amended by the Proposed Amendments, are summarized below.

 Shares Subject to the 1990 Plan

  As amended, the maximum number of shares which may be issued upon the exercise of options or SAR's under the Plan is 3,000,000, subject to adjustment by the Compensation Committee in the event of stock dividends, split-ups, consolidations, recapitalizations, reorganizations or similar events. Any shares subject to options which expire or terminate without exercise (other than shares subject to an option surrendered in connection with the exercise of an SAR) again become available for issuance under the 1990 Plan.

 Administration

  The 1990 Plan is administered by the Compensation Committee. The Compensation Committee has the authority, subject to certain limitations set forth in the 1990 Plan, to determine (a) the key employees of the Company to whom options shall be granted, (b) the number of shares to be subject to each option, (c) the exercise price per share of the shares subject to each option,
(d) the period or periods within which an option may be exercised, and (e) whether an option will be an ISO or a Nonstatutory Option.

 Eligibility

  Key employees of the Company and its subsidiaries (including officers and directors who are also key employees) may be granted options and SAR's under the 1990 Plan. The Company estimates that there are approximately 250 key employees who are eligible for selection to participate in the 1990 Plan. As amended, there is no limitation on the number of shares with respect to which options may be granted under the 1990 Plan to any one employee. The third Proposed Amendment amends Section 6(c)J of the Plan, to read as follows:

    J. Limitation on Amount. Subject to the further limitations set forth in
  Section 4 hereof, the aggregate Fair Market Value (determined at the time the option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an employee in any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or subsidiary of the Company) shall not exceed $100,000.

The amendment inserts the phrase "for the first time" in Section 6(c)J in order to conform this Section with Section 422 of the Code.

 Terms of Options

  The purchase price under each option granted under the 1990 Plan may not be less than the fair market value of the Common Stock on the date the option is granted, or in the case of an ISO granted to a shareholder who owns more than 10% of the total combined voting power of all classes of stock of the Company, 110% of such fair market value. The option price is payable in full at the time of exercise of an option. The Compensation Committee is authorized to permit the option price to be payable, in whole or in part either in cash or by delivery of Common Stock of the Company valued at its fair market value on the date of exercise. Both the exercise price and the number of shares subject to each option is subject to adjustment in the event that the number of shares subject to the 1990 Plan is adjusted.

  The term of any option granted may not exceed 10 years (five years in the case of an ISO granted to a shareholder owning more than 10% of the combined voting power of the Company). In addition, an ISO may not be exercisable with respect to any shares earlier than one year from the date of grant. At the Compensation Committee's discretion and subject to the foregoing, options may be exercisable in full at any time during the term of the option or exercisable in such installments and at such times during such term as the Committee may determine.

  Unexercised options and any related SAR's terminate upon termination of employment for reasons other than death or retirement. No option or related SAR is transferable except by will or the laws of descent and distribution, and an option is exercisable during an employee's lifetime only by him or her. The 1990 Plan provides for the exercise of options and SAR's by (i) a deceased employee's legal representative for such period (not to exceed 12 months) following such employee's death as may be specified in his or her option agreement and (ii) by a retired employee for such period (not to exceed three months) following such employee's retirement as may be so specified.

 Stock Appreciation Rights

  Eligible employees may be granted SAR's by the Compensation Committee. Each SAR would relate to, and be granted in connection with, a specific option granted under the 1990 Plan. An SAR granted in connection with an ISO may only be granted at the time the ISO is granted; an SAR granted in connection with a Nonstatutory Option may be granted either when the option to which it relates is granted or at any time prior to the date which is six months from the date of expiration of the related option. Subject to conditions specified by the Compensation Committee, the holder of an SAR could surrender to the Company the SAR together with the underlying option (or unexercised portion thereof) to which the SAR related and receive from the Company property with an aggregate fair market value equal to the excess of (i) the fair market value of the shares of Common Stock subject to such option (or the unexercised portion thereof) over (ii) the exercise price for such shares of Common Stock. Such property may be in the form of cash, shares of Common Stock, or a combination of cash and shares.

 Amendment and Termination

  The Board of Directors of the Company may amend or terminate the 1990 Plan at any time, but no such amendment or termination shall affect any option or SAR granted prior to such termination or amendment. In addition, shareholder approval is required for any amendment which would (a) increase the number of shares of Common Stock subject to the 1990 Plan, (b) increase the number of shares with respect to which options may be granted to an individual employee,
(c) provide for an exercise price per share less than 100% of the fair market value of the Common Stock on the date of grant, (d) extend the term of any option beyond 10 years, (e) change the eligible class of employees or (f) limit or reduce the amendments which require shareholder approval.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the Federal income tax consequences to the Company and the employee of ISO's, Nonstatutory Options and SAR's under the 1990 Plan and the use of Common Stock as payment for shares received upon the exercise of options granted thereunder.

 Incentive Stock Options

  Under current law, no taxable income is recognized by an employee when he or she is granted, or exercises, an ISO. If an employee exercises an ISO and does not make a "disposition" (within the meaning of Section 424(c) of the Code) of the shares so obtained within the later of (i) two years after the date the ISO was granted or (ii) one year after the date the ISO was exercised, the gain on any subsequent sale will be taxed as a long-term capital gain. The employee's basis in a share obtained by the exercise of an ISO is equal to the option price. The Company will not be entitled to a deduction by reason of the grant or exercise of an ISO if the employee satisfies the holding period requirements described above.

  If an employee makes a disposition of the shares obtained by the exercise of an ISO without satisfying such holding period requirements and such disposition is a taxable sale or exchange, he or she will generally recognize ordinary income in the year of disposition in an amount equal to the lesser of
(i) the difference between the fair market value of the shares on the date of exercise and the option price and (ii) the difference between the amount realized in respect of such sale and the option price. Any gain realized on the disposition of such shares in excess of the amount recognized as ordinary income would be eligible for capital gains treatment. The Company will be entitled to a deduction in an amount equal to the amount recognized by the employee as ordinary income.

  Under current law, for purposes of the alternative minimum tax, the difference (the "spread") between the fair market value of the shares at the time of exercise of an ISO and the option price will be included in an employee's alternative minimum taxable income in the year of exercise except where such shares are disposed of in the same taxable year. If the shares are so disposed of, the spread will be included in the employee's regular taxable income and excluded from the alternative minimum taxable income.

 Nonstatutory Options

  Under current law, a Nonstatutory Option results in no taxable income to the employee and no deduction to the Company at the time it is granted. An employee exercising a Nonstatutory Option will generally recognize ordinary income in an amount equal to the difference between the fair market value of the shares at the time of exercise and the option price, and the Company will be entitled to a deduction in a like amount. Such income is subject to income tax withholding requirements. The employee's basis in such shares generally would be the fair market value of the shares on the date the Nonstatutory Option is exercised, and the gain or loss resulting from the sale of the shares would generally be a capital gain or loss.

 Use of Common Stock as Payment

  If an employee elects to pay all or a portion of the option price in connection with the exercise of an ISO by delivering shares of Common Stock, the transfer of such Common Stock will, under certain circumstances, be treated as a disposition thereof, with the result that the provisions described above (relating to the recognition of ordinary income and/or capital gain to the employee and the availability of a deduction to the Company) will apply. Specifically, gain or loss will be recognized upon the transfer of a share of Common Stock in connection with the exercise of an ISO where (i) the Common Stock so transferred was acquired through the exercise of a qualified option, an ISO, an option granted under an employee stock purchase plan or a restricted stock option (collectively, "statutory option stock") and (ii) the applicable statutory holding period with respect to the Common Stock so transferred (i.e., the holding period or periods required in order for the employee not to recognize any ordinary income on the disposition of such Common Stock) had not been met before such transfer. In such event, the transfer of such Common Stock in connection with the exercise of an ISO will be viewed as a disposition of such Common Stock, and the tax consequences of such disposition to the employee and to the Company will be as described above.

  If Common Stock is being delivered in connection with the exercise of a Nonstatutory Option, no gain or loss will be recognized by the employee (and the Company will not be entitled to a deduction) in respect of the disposition of such Common Stock. Additionally, if such Common Stock constitutes statutory option stock, then such employee should not be treated as having made a "disposition" of such Common Stock for purposes of determining whether the holding periods applicable to such Common Stock have been met. Nevertheless, upon the exercise of a Nonstatutory Option in whole or in part by the employee's delivery of Common Stock, the employee will generally be subject to tax on (and the Company will receive a deduction equal to) the difference between the fair market value of the Common Stock acquired pursuant to such exercise and the option price, as described above. A portion of the newly-acquired shares of Common Stock will assume the basis of the shares of Common Stock so transferred and have a "tacked" holding period which includes the period during which such shares of Common Stock so transferred were held. The remainder of the newly-acquired shares will have a basis equal to their fair market value, and the holding period for such shares of Common Stock will begin on the date of such exercise.

 Stock Appreciation Rights

  Upon the grant of an SAR to an employee, such employee would not recognize any income and the Company would not be entitled to any deduction. Upon exercise of an SAR, the employee would recognize ordinary income in an amount equal to the sum of the cash and the Fair Market Value of any shares of Common Stock which he or she received upon surrender of the SAR. The Company would, in general, be entitled to a deduction at such time, and in such amount, as the employee recognizes ordinary income.

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Ernst & Young LLP as independent auditors of the Company for the annual period ending December 31, 1996. If the shareholders do not ratify this appointment, the Board of Directors will consider whether the appointment of other independent auditors is in the best interests of the Company. The Company anticipates that representatives of Ernst & Young LLP will be in attendance at the Annual Meeting, and that such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  The Company's Audit Committee and Board of Directors recommend a vote FOR the ratification of the appointment of Ernst & Young LLP. Ratification of such selection requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented and entitled to vote at the Annual Meeting.

                                 OTHER MATTERS

  While the Board of Directors has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Shareholder proposals intended to be presented at the 1997 Annual Meeting must be received no later than December 5, 1996, to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting, and should be addressed to the Secretary of the Company at the Company's principal executive office.

                                          VARCO INTERNATIONAL, INC.

                                          Donald L. Stichler
                                          Secretary

Orange, California
April 4, 1996

                                                                     APPENDIX A

                           VARCO INTERNATIONAL, INC.

                            1990 STOCK OPTION PLAN
                                 (AS AMENDED)

1. PURPOSE

  This 1990 Stock Option Plan (the "Plan") is established for the purpose of promoting the interests of Varco International, Inc. ("Varco") and its Subsidiaries (as hereinafter defined) (Varco and its Subsidiaries being hereinafter collectively called the "Company") by providing to key employees of the Company who are primarily responsible for the management, growth and success of its business a favorable opportunity to acquire and to participate in the appreciation of the Common Stock of Varco ("Common Stock") and to participate in the overall growth and success of the Company, thereby providing such employees with an incentive to remain in the employ of the Company and to contribute to its success. The Plan seeks to achieve this purpose by providing for the grant of incentive stock options ("Incentive Stock Options") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), options other than Incentive Stock Options ("Nonstatutory Options") and stock appreciation rights ("SAR's"). Unless provided to the contrary, all references to "options" in this Plan shall include both Incentive Stock Options and Nonstatutory Options. As used in the Plan, the term "Subsidiary" shall have the meaning set forth in Section 425(f) of the Code.

2. ADMINISTRATION OF THE PLAN

  A. The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of Varco (the "Board"), which shall consist of not less than three directors of Varco, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 adopted by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as such Rule may be amended from time to time. The members of the Committee shall serve at the pleasure of the Board. The Board may designate its Compensation Committee, if any, as the Committee provided that the members of the Compensation Committee meet the foregoing criteria.

   B. Subject to the provisions of the Plan, the Committee shall have the sole authority to determine:

    (1) The employees of the Company to whom options to purchase and SAR's with respect to Common Stock shall be granted;

    (2) The number of shares of Common Stock to be optioned to each employee;

    (3) The number of SAR's to be granted to each employee;

    (4) The price to be paid for the shares upon the exercise of each option;

    (5) The period within which each option or SAR may be exercised; and

    (6) The terms and conditions of each stock option agreement and SAR agreement entered into between Varco and any employee.

  In addition, the Committee shall have the sole authority to determine, at the time of grant, that an option which otherwise satisfies the criteria for treatment as an Incentive Stock Option will not be treated as an Incentive Stock Option.

  C. The Committee shall have full power and authority to interpret and construe any and all provisions of the Plan and all option agreements and SAR agreements executed pursuant thereto, and to adopt rules and regulations for the administration of the Plan. Decisions of the Committee shall be final and binding upon all parties having an interest in the Plan.

3. ELIGIBILITY

  The persons who shall be eligible to be granted options to purchase shares of Common Stock and SAR's under the Plan shall be such key employees of the Company (including officers and directors who are also key employees of the Company) as the Committee shall determine from time to time, provided, however, that no member of the Committee shall be eligible to be granted options or SAR's under the Plan while serving as a member of the Committee.

4. COMMON STOCK SUBJECT TO PLAN

  Subject to adjustment as provided in Section 8 hereof, the aggregate number of shares of Common Stock which may be issued upon the exercise of options or SAR's under the Plan shall not exceed three million (3,000,000). Such shares shall be authorized but unissued shares. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again become available for the purposes of the Plan except that the shares subject to any option (or portion thereof) surrendered upon the exercise of an SAR shall not again become available for the purposes of the Plan.

5. [DELETED]

6. TERMS OF OPTIONS

  6(a). IN GENERAL. Each option granted under the Plan shall be evidenced by a stock option agreement between the employee to whom such option is granted and Varco.

  6(b). NONSTATUTORY OPTIONS. Each stock option agreement evidencing a Nonstatutory Option shall provide that such Option is subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case:

    A. Option Price. The price to be paid for each share of Common Stock upon the exercise of each Nonstatutory Option shall be determined by the Committee at the time such Option is granted, but shall in no event be less than one hundred percent (100%) of the Fair Market Value (as hereinafter defined) of the Common Stock on the date such Option is granted. As used in this Plan, "Fair Market Value" of the Common Stock on any date shall mean
  (i) the mean of the high and the low sales prices of shares of Common Stock reported by the New York Stock Exchange (or any other national stock exchange on which the Common Stock is listed or admitted to unlisted trading privileges) on such date (or if there was no sale on such date, the highest asked price for Common Stock on such date), (ii) if the Common Stock is not listed on the New York Stock Exchange (or listed or admitted to unlisted trading privileges on any other national stock exchange) on such date, the mean of the last reported "bid" and "asked" prices on such date, as reported by the National Association of Securities Dealers Automated Quotation System, or if not so reported, as furnished by the National Quotation Bureau, Inc., or if such firm at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business as selected by the Committee, or if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee; or (iii) if the Common Stock is not listed or admitted to unlisted trading privileges on any national stock exchange and bid and asked prices are not so reported, Fair Market Value shall be determined by the Committee based upon such evidence as it may deem necessary or appropriate.

    B. Period of Option. The period or periods within which a Nonstatutory Option may be exercised shall be determined by the Committee at the time such Option is granted, but shall in no event exceed ten (10) years from the date such Option is granted. In this connection, the Committee shall have authority in its discretion to prescribe in any related option agreement that such Option shall be exercisable in full at any time or from time to time during the term thereof, or to provide for the exercise thereof in such installments at such times during said term as the Committee may determine.

    C. Payment for Stock. The option price for each share of Common Stock purchased under a Nonstatutory Option shall be paid in full at the time of purchase. The Committee may provide that the option price be payable at the election of the employee, with the consent of the Committee, in whole or in part, either in cash or by delivery of Common Stock in transferable form, such Common Stock to be valued for such purpose at its Fair Market Value on the date on which such Option is exercised. No share of Common Stock shall be issued until full payment therefor has been made, and no employee shall have any rights as an owner of shares of Common Stock until the date of issuance to him of the stock certificate evidencing such shares.

    D. Death. Upon the death of an employee, any Nonstatutory Option which he holds may be exercised, to the extent it was exercisable on the date of his death, within such period after the date of his death (not to exceed twelve
  (12) months) as the Committee shall prescribe in his option agreement, by the employee's representative or by the person entitled thereto under his will or the laws of intestate succession. However, such Option shall in no event be exercised more than ten years from the date it was granted.

    E. Retirement. Upon the retirement of an employee (either pursuant to the Varco International, Inc. Profit Sharing Plan or pursuant to the approval of the Committee), a Nonstatutory Option may be exercised by him with respect to all or any portion of the balance of the shares of Common stock subject thereto within such period after the date of his retirement (not to exceed three (3) months) as the Committee shall prescribe in his option agreement. Such Option shall terminate upon the expiration of such period unless the employee dies prior thereto, in which event he shall be deemed to have died on the date of his retirement; provided, however, in no event shall such Option be exercised more than ten years from the date such Option is granted.

    F. Other Severance. In the event an employee leaves the employ of the Company for any reason other than as set forth in paragraphs D and E above, any Nonstatutory Option which he holds shall terminate at the earlier of the date his employment terminates or the date he receives written notice that his employment is or will be terminated.

    G. Transfer to Related Corporation. In the event that an employee leaves the employ of Varco to become an employee of any Subsidiary or an employee leaves the employ of a Subsidiary to become an employee of Varco or another Subsidiary, such employee shall be deemed to continue as an employee for all purposes of this Plan.

    H. Nontransferability. Each Nonstatutory Option shall be nontransferable except by will or the laws of descent and distribution and shall be exercisable during an employee's lifetime only by him.

    I. Agreement to Serve. Each employee shall agree that he will remain in the service of the Company for a period of at least two (2) years from the date of the grant of a Nonstatutory Option or until his earlier death or retirement. However, nothing in this Plan or in any option granted hereunder shall affect the Company's right to terminate at any time and for any reason the employment of any employee who has been granted an option hereunder.

  6(c). INCENTIVE STOCK OPTIONS. Each stock option agreement evidencing an Incentive Stock Option shall provide that the option is subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case:

    A. Option Price. The price to be paid for each share of Common Stock upon the exercise of each Incentive Stock Option shall be determined by the Committee at the time such Option is granted, but shall in no event be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date such Option is granted or not less than 110% of the fair market value of such shares on the date such Option is granted in the case of an employee then owning (within the meaning of Section 425(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations.

     B. Period of Option. The period or periods within which an Incentive Stock Option may be exercised shall be determined by the Committee at the time such Option is granted, but shall in no event exceed ten (10) years from the date such Option is granted or five (5) years in the case of an employee owning (within the meaning of Section 425(d) of the Code), at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, except that no Incentive Stock Option shall be exercisable with respect to any of the shares subject thereto earlier than the date which is one year from the date of its grant nor later than the date which is ten years after the date of grant. Subject to the foregoing limitations, the Committee shall have the authority in its discretion to prescribe in any related option agreement that such Option shall be exercisable in full at any time or from time to time during the term thereof, or to provide for the exercise thereof in such installments at such times during said term as the Committee may determine.

    C. Payments for Stock. The option price for each share of stock purchased under an Incentive Stock Option shall be paid in full at the time of purchase. The Committee may provide that the option price be payable at the election of the employee with the consent of the Committee in whole or in part either in cash or by delivery of Common Stock in transferable form, such Common Stock to be valued for such purpose at its Fair Market Value on the date on which such Option is exercised. No share of Common Stock shall be issued until full payment therefor has been made, and no employee shall have any rights as an owner of Common Stock until the date of issuance to him of the stock certificate evidencing such Common Stock.

    D. Death. Upon the death of an employee, any Incentive Stock Option which he holds may be exercised, to the extent it was exercisable at the date of his death, within such period after the date of his death (not to exceed twelve (12) months) as the Committee shall prescribe in his option agreement, by the employee's representative or by the person entitled thereto under his will or the laws of intestate succession. However, such Option shall in no event be exercised more than ten years from the date it was granted.

    E. Retirement. Upon the retirement of an employee (either pursuant to the Varco International, Inc. Profit Sharing Plan or pursuant to the approval of the Committee), an Incentive Stock Option may be exercised by him with respect to all or any portion of the balance of the shares of Common Stock subject thereto within such period after the date of his retirement (not to exceed three (3) months) as the Committee shall prescribe in his option agreement. Such Option shall terminate upon the expiration of such period unless the employee dies prior thereto, in which event he shall be deemed to have died on the date of his retirement; provided, however, in no event shall such Option be exercised more than ten years from the date such Option is granted.

    F. Other Severance. In the event an employee leaves the employ of the Company for any reason other than as set forth in paragraphs D and E above, any Incentive Stock Option which he holds shall terminate at the earlier of the date his employment terminates or the date he receives written notice that his employment is or will be terminated.

    G. Transfer to Related Corporation. In the event that an employee leaves the employ of Varco to become an employee of any Subsidiary or an employee leaves the employ of a Subsidiary to become an employee of Varco or another Subsidiary, such employee shall be deemed to continue as an employee for all purposes of this Plan.

    H. Nontransferability. An Incentive Stock Option shall be nontransferable except by will or the laws of descent and distribution and shall be exercisable during an employee's lifetime only by him.

    I. Agreement to Serve. Each employee shall agree that he will remain in the service of the Company for a period of at least two (2) years from the date of the grant of an Incentive Stock Option or until his earlier death or retirement. However, nothing in this Plan or in any option granted hereunder shall affect the Company's right to terminate at any time and for any reason the employment of any employee who has been granted an option hereunder.

    J. Limitation on Amount. Subject to the further limitations set forth in
  Section 4 hereof, the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an employee in any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or subsidiary of the Company) shall not exceed $100,000.

7. STOCK APPRECIATION RIGHTS

  Each option granted under the Plan may, at the discretion of the Committee, include an SAR. Each SAR shall be evidenced by an SAR agreement (which may be included in the related stock option agreement) between the employee to whom such SAR is granted and Varco. Each SAR agreement shall provide that each SAR thereunder is subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case:

    A. Grant. Each SAR shall be granted in connection with, and shall relate to, a specific option granted under the Plan, and, in the discretion of the Committee, shall be granted either concurrently with the grant of such option or at any time prior to the date six months preceding the date of the expiration of such option except that an SAR granted in connection with and relating to an Incentive Stock Option may only be granted concurrently with the grant of such Incentive Stock Option.

    B. Entitlement of Holder. Subject to such conditions, limitations and restrictions as the Committee shall specify, each SAR which relates to an option granted under the Plan shall entitle the holder, upon surrender to Varco of the SAR together with such option or any portion thereof to the extent unexercised, to receive from Varco shares of Common Stock, cash or a combination of shares of Common Stock and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of the Common Stock received upon exercise of an SAR shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the shares of Common Stock subject to the option (or portion thereof) surrendered exceeds the option price of such shares of Common Stock.

    C. Limitations. Subject to subsection D below, an SAR granted hereunder shall be exercisable only at such time or times, and only to the extent that, the related option is exercisable and shall not be transferable except to the extent that such related option may be transferable. Specifically, but not by way of limitation of the foregoing, in the case of an SAR granted in connection with, and with respect to, an Incentive Stock Option, the following conditions must be met:

      (1) the expiration date of the SAR does not extend beyond the expiration date of the underlying Incentive Stock Option;

      (2) the SAR is transferable only when such Incentive Stock Option is transferable and under the same conditions;

      (3) the SAR is exercisable only when such Incentive Stock Option is exercisable; and

      (4) the SAR is exercisable only when the Fair Market Value of the shares of Common Stock subject to such Incentive Stock Option exceeds the option price of such option.

    D. Manner of Exercise. Each SAR granted hereunder may be exercised by written notice to Varco at its corporate headquarters. Except in the case of the death or disability of the holder of such right, each SAR granted pursuant to the Plan shall in no event be exercisable prior to the expiration of six months after the date of grant of such SAR. If, on the date when an option expires, the option price under such option is less than the Fair Market Value of the Common Stock on such date and any portion of such option has not been exercised or surrendered, then any SAR included in such option shall automatically be deemed to be exercised as of such date with respect to such portion.

    E. Maximum Payment. At the time of the grant of an SAR hereunder, the Committee may (in its sole discretion) determine the maximum amount payable with respect to such SAR.

8. ADJUSTMENT OF SHARES

  A. In the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, consolidations, recapitalizations, reorganizations or like events (as determined by the Committee), an appropriate adjustment shall be made by the Committee in the number of shares available for issuance under the Plan, in the number of shares set forth in Section 5 hereof, and in the number of shares and the option price per share specified in any stock option agreement with respect to any unpurchased shares. The determination of the Committee as to what adjustments shall be made shall be conclusive.

  B. Subsection A above to the contrary notwithstanding, in the event of any merger, consolidation or other reorganization of Varco in which Varco is not the surviving or continuing corporation (as determined by the Committee) or in the event of the liquidation or dissolution of Varco, all options and SAR's granted hereunder shall terminate on the effective date of the merger, consolidation, reorganization, liquidation or dissolution unless the agreement with respect thereto provides otherwise. Any other provision of this Plan to the contrary notwithstanding, all outstanding options and SAR's granted hereunder shall be fully exercisable for a period of thirty (30) days prior to the effective date of any such merger, consolidation, reorganization, liquidation or dissolution unless, in the case of a merger, consolidation or reorganization, such options and SAR's are assumed by the continuing or surviving corporation.

  C. Neither the action of Varco in establishing the Plan, nor any action taken by the Committee under the Plan, nor any provision of the Plan shall affect the right or power of Varco to make or authorize any adjustments, recapitalizations, or other changes in Varco's capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred shares or common shares, the dissolution or liquidation of Varco or any Subsidiary, any sale of all or any part of Varco's or any Subsidiary's assets or business or any other act whether or not similar to the foregoing events.

9. AMENDMENT, EXTENSION AND RENEWAL OF OPTIONS AND SAR'S

  Subject to the limitation of the Plan, the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised) in return for the grant of new options at the same or a different price. Notwithstanding the foregoing, no modification of an option shall, without the consent of the optionee, alter or impair his rights or obligations under such option.

10. WITHHOLDING TAXES

  Varco or the Subsidiary that employs any employee shall have the right to deduct any sums that federal, state or local tax law requires to be withheld with respect to the exercise of any option or SAR, or as otherwise may be required by such laws. Varco or such Subsidiary may require as a condition to issuing shares upon the exercise of an option or making any payment upon the exercise of an SAR that the employee or other person exercising the option or SAR pay any sums that federal, state or local tax law requires to be withheld with respect to such exercise.

11. REGULATORY REQUIREMENTS

  A. The Committee may require an employee, as a condition of either the grant or the exercise of an option or an SAR to represent and establish to the satisfaction of the Committee that all shares of Common Stock acquired upon the exercise of such option or SAR will be acquired for investment and not for resale. The Committee may prevent the sale or other disposition of any shares acquired pursuant to any such representation until it is satisfied that such sale or other disposition would not be in contravention of applicable state or Federal securities laws.

  B. No option granted pursuant to this Plan shall be exercisable in whole or in part, nor shall an employee receive any shares of Common Stock upon exercise of an SAR if at any time the Committee shall determine in its discretion that the listing or qualification of the shares of Common Stock subject to such option on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue of shares thereunder, unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

12. AMENDMENT

  The Board may amend the Plan at any time, except that without shareholder approval:

    A. The number of shares of Common Stock subject to the Plan shall not be increased except as provided in Section 8 hereof;

    B. The number of shares of Common Stock which may be optioned to any one employee may not be increased;

    C. The option price per share of Common Stock may not be fixed at less than 100 percent of the Fair Market Value of a share of Common Stock of the Company on the date the option is granted;

    D. The maximum period of ten years during which the options may be exercised may not be extended;

    E. The class of employees eligible to receive options under the Plan as set forth in Section 3 shall not be changed; and

    F. This Section 11 may not be amended in a manner which limits or reduces the amendments which require shareholder approval.

13. TERMINATION

  The Board may at any time terminate the Plan by appropriate corporate resolution. Unless sooner terminated, the Plan shall terminate automatically on March 5, 2000. The termination of the Plan shall not affect the validity of any option or SAR outstanding at the date of such termination, but no option or SAR shall be granted after such date.

14. EFFECTIVE DATE

  The Plan was adopted by the Board on March 6, 1990 and shall be effective as of such date. Options and SAR's may be granted but not exercised prior to shareholder approval of the Plan by a majority of the holders of the Common Stock present or represented and entitled to vote at a meeting duly called and held in accordance with the laws of the State of California. If such shareholder approval shall not have been obtained on or before September 30, 1990, any options and SAR's therefore granted shall terminate retroactive as of the date they were granted, and no additional options or SAR's shall be granted under the Plan.

PROXY                                                                     PROXY
                           VARCO INTERNATIONAL, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

 The undersigned hereby appoints WALTER B. REINHOLD, GEORGE BOYADJIEFF and RICHARD A. KERTSON, and any of them, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of Varco International, Inc., to be held at the Doubletree Hotel, 100 The City Drive, Orange, California on Thursday, May 16, 1996 at 10:00 a.m. for the purposes set forth on the reverse side.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS A DIRECTOR OF EACH NOMINEE NAMED ON THE REVERSE SIDE (AND VOTES WILL BE CUMULATED, IF APPLICABLE, IN SUCH MANNER AS THE PROXY HOLD-ERS MAY DETERMINE IN THEIR DISCRETION) AND FOR PROPOSALS 2 AND 3.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                           VARCO INTERNATIONAL, INC.
        IMPORTANT: PLEASE MARK BOXES TO GIVE VOTING INSTRUCTIONS.  [X]

[                                                                             ]

1. ELECTION OF DIRECTORS                                  WITHHELD    FOR ALL
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO      For all    from all    except
   VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE      nominees   nominees   as marked.
   A LINE THROUGH THE NOMINEE'S NAME IN          [_]        [_]         [_]
   THE LIST BELOW.)
   G. Boyadjieff, T. Embry, A. Horn,
   M. Jacques, J. Knowlton, L. Pircher,
   W. Reinhold, C. Suggs, R. Teitsworth,
   E. White, J. Woods

2. PROPOSAL TO APPROVE AMENDMENTS TO THE         For      Against     Abstain
   COMPANY'S 1990 STOCK OPTION PLAN.             [_]        [_]         [_]
   (The Board of Directors recommends a
   vote FOR.)

3. PROPOSAL TO RATIFY THE APPOINTMENT OF         For      Against     Abstain
   ERNST & YOUNG LLP AS THE INDEPENDENT          [_]        [_]         [_]
   AUDITORS OF THE COMPANY. (The Board
   of Directors recommends a vote FOR.)

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                            The undersigned acknowledges receipt
                                            of the Notice of Annual Meeting of
                                            Shareholders and of the Proxy
                                            Statement.

                                            Dated: _______________________, 1996

                                            Signature(s)________________________

                                            ____________________________________
                                            PLEASE SIGN EXACTLY AS YOUR NAME
                                            APPEARS. JOINT OWNERS SHOULD EACH
                                            SIGN PERSONALLY. WHERE APPLICABLE,
                                            INDICATE YOUR OFFICIAL POSITION OR
                                            REPRESENTATION CAPACITY.